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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 12b-25

                           Notification of Late Filing

Commission File Number: 33-2205-D
Cusip Number: 64124R 107

(Check One): /X/Form 10-KSB / /Form 11-K / /Form 20-F / /Form 10-QSB
             / /Form N-SAR

                 For Period Ended:   December 31, 2000
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Nothing in this Form shall be construed to imply that the Commission has verified any information herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant                    NEUROCORP, LTD.
(Former Name if Applicable)

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Address of Principal Executive Office      45 KNOLLWOOD ROAD
(Street and Number)

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City, State and Zip Code                   ELMSFORD, NEW YORK 10523

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without reasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/      (b) The subject annual report on Form 10-KSB will be filed on or before the fifteenth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reason why Form 10-KSB, could not be filed within the prescribed time period.

         Registrant was involved in the finalization of an investment financing that delayed the completion of its Form 10-KSB.

         The inability to file timely could not be eliminated by the Registrant without unreasonable effort and expense in that until such financing was completed, it could not finalize its financial statements.

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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Vernon L. Wells          (914) 345-2057
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            (Name)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                         /X/ Yes  / / No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         / / Yes  /X/ No

                                 NEUROCORP, LTD
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                 (Name of Registrant as Specified in Charter)

    has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


    Dated:  March 30, 2001                      By: Vernon L. Wells
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                                                    President and CEO